UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2021

RED ROCK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	RRR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement

Indenture

On November 26, 2021, Red Rock Resorts, Inc.’s consolidated subsidiary, Station Casinos LLC (the “Company”), issued $500 million aggregate principal amount of 4.625% Senior Notes due 2031 (the “Notes”) pursuant to an indenture, dated as of November 26, 2021 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and Computershare Trust Company, N.A., as trustee. Interest on the Notes will be paid every six months in arrears on June 1 and December 1, commencing June 1, 2022.

The Notes and the guarantees are the Company’s and the Guarantors’ general senior unsecured obligations. The Notes and the guarantees rank equally in right of payment with all of the Company’s and the Guarantors’ existing and future senior debt and senior in right of payment to all of the Company’s and the Guarantors’ future subordinated debt. The Notes and the guarantees are effectively junior to any of the Company’s and the Guarantors’ existing and future debt that is secured by senior or prior liens on the collateral, including indebtedness under the Company’s existing credit facility and other secured debt permitted to be incurred pursuant to the terms of the indenture governing the Notes, to the extent of the value of the collateral securing such obligations. The Notes and the guarantees are structurally subordinated to all existing and future liabilities of the Company’s subsidiaries that do not guarantee the Notes.

On or after June 1, 2031 (the date that is six months prior to the maturity date of the Notes), the Company may redeem all or any part of the Notes, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

If the Company experiences certain change of control events (as defined in the indenture governing the Notes), it must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

If the Company sells assets under certain circumstances and does not use the proceeds for specified purposes, the Company must offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

The Indenture governing the Notes contains certain covenants limiting, among other things, the Company’s and its restricted subsidiaries’ ability and the ability of its subsidiaries (other than its unrestricted subsidiaries) to:

•	pay dividends or distributions (other than customary tax distributions) or make certain other restricted payments or investments;

•	incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the Notes or the guarantees;

•	create liens;

•	transfer and sell assets;

•	merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates;

•	engage in lines of business other than its core business and related businesses; and

•	create restrictions on dividends or other payments by our restricted subsidiaries.

These covenants are subject to a number of exceptions and qualifications as set forth in the Indenture governing the Notes. The Indenture governing the Notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Notes to be declared due and payable.

The Company intends to use the net proceeds of the sale of the Notes, together with borrowings under the Company’s revolving credit facility, to (i) make a distribution of approximately $344 million to holders of the Company’s outstanding limited liability company interests, including the Company’s parent, Red Rock Resorts, Inc. (ii) pay the purchase price for shares of Class A Common Stock tendered in Red Rock Resort, Inc.’s offer to purchase up to $350 million of its Class A Common Stock, (iii) pay fees and costs associated with such transactions and (iv) for general corporate purposes.

The foregoing description is qualified in its entirety by reference to the full text of the Indenture governing the Notes, filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits

The following material is being furnished as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description

4.1	Indenture dated as of November 26, 2021 among Station Casinos LLC, the guarantors party thereto and Computershare Trust Company, N.A., as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Rock Resorts, Inc.

Date: November 26, 2021	By:	/s/ Stephen L. Cootey
Stephen L. Cootey
Executive Vice President, Chief Financial Officer and Treasurer